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[LETTERHEAD OF OWENS-CORNING]                                   EXHIBIT 5

WILLIAM W. COLVILLE
SENIOR VICE PRESIDENT,
GENERAL COUNSEL & SECRETARY

                                                         [LOGO OF OWENS-CORNING]

September 29, 1994

Owens-Corning Fiberglas Corporation
Fiberglas Tower
Toledo, Ohio  43659

Re: Registration Statement on Form S-3
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Dear Sirs:

I am Senior Vice President, General Counsel and Secretary of Owens-Corning Fiberglas Corporation (the "Company"), a Delaware corporation, and have acted as counsel to the Company in connection with the Company's preparation of the registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 855,556 shares (the "Covered Shares") of the Company's Common Stock, par value $.10 per share (the "Common Stock"), issued in connection with the acquisition by the Company of UC Industries, Inc., a Delaware corporation, pursuant to an Amended and Restated Stock Purchase Agreement, dated as of May 9, 1994, each of which Covered Shares includes a Preferred Share Purchase Right relating to the Company's Series A Participating Preferred Stock, no par value.

In so acting, I have supervised other members of the Company's Law Department and outside counsel who have performed work in connection with the Registration Statement.

I and other members of the Company's Law Department and such outside counsel have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the genuineness of all signatures, and the due authority of the parties (other than the Company) executing any such documents.

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Based upon the foregoing, I am of the opinion that the Covered Shares are validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

I am a member of the Bar of the State of Ohio and do not hold myself out as an expert on the laws of any other state except the corporate laws of the State of Delaware, and my opinion is limited to the corporate laws of the State of Delaware and the federal laws of the United States.

I consent to the use of this opinion as an exhibit to the Registration
Statement.

Very truly yours,

/s/ William M. Colville
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William M. Colville